Exhibit 10.8

 EXECUTION VERSION

600 B STREET

OFFICE LEASE

6TH & B STREET LLC,

a Delaware Limited Liability Company

as Landlord,

and

NEWSCHOOL OF ARCHITECTURE AND DESIGN, LLC,

a California Limited Liability Company

as Tenant

TABLE OF CONTENTS

Page

SUMMARY OF BASIC LEASE INFORMATION	iv

EXHIBITS

Exhibit A	OUTLINE OF PREMISES	A-1
Exhibit B	EYEBROW SIGNAGE	B-1
Exhibit C	FURNITURE INVENTORY	C-1
Exhibit D	RULES AND REGULATIONS	D-1
Exhibit E	FORM OF TENANT’S ESTOPPEL CERTIFICATE	E-1
Exhibit F	EARLY ACCESS PERIOD INSURANCE	F-1

-i-	600 B STREET [New School of Architecture & Design]

INDEX

Page(s)

Abated Rent	4
Abatement Period	4
Additional Rent	4
Alterations	14
Availability Notice	2
Base Rent	3
Brokers	32
Building	v
Calendar Year	4
Claims	16
Conservation Costs	5
Construction	33
Cost Pools	5
Co-Working Facility	10
Early Access Period	3
Estimate	8
Estimate Statement	8
Estimated Excess	8
Excess	7
Excluded Changes	27
Expansion Area	2
Expense Base Year	4
Expense Year	4
Force Majeure	31
Hazardous Material	10
Holidays	11
Interest Rate	9
Landlord	1
Landlord Parties	16
Lease	1
Lease Commencement Date	3
Lease Expiration Date	3
Lease Term	3
Lease Year	3
Notices	31
Operating Expenses	5
Original Tenant	3
Other Buildings	8
Parking Facilities	1
Permitted Transferee	20
Premises	1
Prohibited Use	10
Project	1
Proposition 13	6
Real Property	1
Reimbursement Cap	15
rent	25
Rent	4
ROFR Terms	2
Security Deposit	27
Statement	8
Students	27
Subject Space	20

-ii-	600 B STREET [New School of Architecture & Design]

Page(s)

Subleasing Costs	21
Summary	iv
Superior Lease	2
Superior Rights	2
Systems and Equipment	6
Tax Expense Base Year	6
Tax Expenses	6
Tenant	1
Tenant’s Share	7
Transfer	22
Transfer Notice	20
Transfer Premium	21
Transfers	20
Unrented Passes	28
Utilities Base Year	7
Utilities Costs	7
Wi-Fi Network	15

-iii-	600 B STREET [New School of Architecture & Design]

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Office Lease. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE
(References are to the Office Lease)			DESCRIPTION

1.	Date:		January 8, 2025

2.	Landlord:		6TH & B STREET, LLC,
a Delaware limited liability company

3.	Address of Landlord (Section 24.19):		Western Alliance Bank
One E. Washington Street #1400
Phoenix, Arizona 85004
Attention: Corporate Real Estate/Anne Marie Berg
Email: aberg@westernalliancebank.com

With a copy sent concurrently to:

Lincoln Property Company
600 B Street Suite 2201
San Diego, California 92101
Attention: Anny Youkhan, Senior Property Manager
Email: AYoukhan@lpc.com

4.	Tenant:		NewSchool of Architecture and Design, LLC

5.	Address of Tenant (Section 24.19):		NewSchool of Architecture and Design, LLC
705 Park Boulevard
San Diego, CA 92101
Attention: Chiaoling Hsu
(Prior to Lease Commencement Date)

and

NewSchool of Architecture and Design, LLC
600 B Street, Suite 600
San Diego, CA 92101
Attention: Chiaoling Hsu
(After Lease Commencement Date)

6.	Premises (Article 1):

	6.1	Premises:	44,544 rentable square feet of space located on the sixth (6th), seventh (7th) and eighth (8th) floor of the Building (as defined below), designated as Suites 600, 700 and 800, as set forth in Exhibit A attached hereto.

-iv-	600 B STREET [New School of Architecture & Design]

TERMS OF LEASE
(References are to the Office Lease)			DESCRIPTION

	6.2	Building:	The Premises are located in that certain building (sometimes referred to herein as the “Building”) whose address is 600 B Street, San Diego, California 92101.

7.	Term (Article 2):

	7.1	Lease Term:	Seventy (70) months.

	7.2	Lease Commencement Date:	April 1, 2025

	7.3	Lease Expiration Date:	The last day of the seventieth (70th) month following the Lease Commencement Date.

8.	Base Rent (Article 3):

Months	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1-12*	$1,142,656.20	$95,221.35	$2.15

13-24	$1,182,649.17	$98,554.10	$2.23

25-36	$1,224,041.89	$102,003.49	$2.30

37-48	$1,266,883.35	$105,573.61	$2.38

49-60	$1,311,224.27	$109,268.69	$2.47

61-70	$1,130,930.93	$113,093.09	$2.55

[* Base Rent shall be abated in accordance with Section 3.2 of the Lease.]

9.	Additional Rent (Article 4):

	9.1	Expense Base Year:	Calendar Year 2025.

	9.2	Tax Expense Base Year:	Calendar Year 2025.

	9.3	Utilities Base Year:	Calendar Year 2025.

	9.4	Tenant’s Share of Operating Expenses, Tax Expenses and Utilities
		Costs:	12.18% (i.e., 44,544 rentable square feet within the Premises/365,851 rentable square feet of space within the Building).

10.	Security Deposit (Article 20):		$339,279.28 (subject to adjustment as set forth in Article 20).

-v-	600 B STREET [New School of Architecture & Design]

TERMS OF LEASE
(References are to the Office Lease)		DESCRIPTION

11.	Guarantor:	N/A.

12.	Parking (Article 23):	Forty-four (44) parking passes (i.e., 1,000 unreserved parking passes per rentable square foot of the Premises. The cost of the parking passes shall be abated for Month 1 through Month 5 of the Lease Term.

13.	Brokers (Section 24.25):	CBRE, Inc. representing Landlord, and The Schimidt Group representing Tenant.

14.	Reserved Area (Section 1.4):	That certain Suite 100 and Suite 200 for the first (1st) and second (2nd) floor of the Building, which is subject to and in accordance with the terms and conditions of Section 1.4 of the Lease.

-vi-	600 B STREET [New School of Architecture & Design]

OFFICE LEASE

This Office Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Office Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between 6TH & B STREET, LLC, a Delaware limited liability company (“Landlord”), and NEWSCHOOL OF ARCHITECTURE AND DESIGN LLC, a California limited liability company (“Tenant”).

ARTICLE 1

REAL PROPERTY, BUILDING AND PREMISES

1.1	Real Property, Building and Premises.

1.1.1  Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.1 of the Summary (the “Premises”), which Premises are located in the Building defined in Section 6.2 of the Summary constructed on the Real Property. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto.

1.1.2  Building and Real Property/Project. The Building is part of that certain office building project (“Project”) constructed on the Real Property (as defined below) known as “600 B Street”. The term “Real Property”, as used in this Lease, shall mean, collectively, (i) the Building, (ii) any outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Building, including the existing parking garage located beneath the Building and any other parking structures and/or facilities now or hereafter constructed by or for Landlord within the Project and servicing the Building and any other buildings which may be subsequently constructed within the Project (collectively, the “Parking Facilities”), which are designated from time to time by Landlord as common areas (or parking facilities, as the case may be) appurtenant to or servicing the Building and any such other buildings; (iii) any improvements, facilities, parking areas and structures and common areas which Landlord (and/or any common area association formed by Landlord or Landlord’s assignee for the Project) may add thereto from time to time within or as part of the Project; and (iv) the land upon which any of the foregoing are situated.

1.1.3  Tenant’s and Landlord’s Rights. Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located within the Building, and the non-exclusive use of the areas located on the Real Property designated by Landlord from time to time as common areas for the Building; provided, however, that (i) Tenant’s use thereof shall be subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now or hereafter recorded against the Real Property, and (B) such reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time (which shall be provided in writing to Tenant), and (ii) Tenant may not go on the roof of Building without Landlord’s prior consent (which may be withheld in Landlord’s sole and absolute discretion) and without otherwise being accompanied by a representative of Landlord. Landlord reserves the right from time to time to use any of the common areas of the Real Property, and the roof, risers and conduits of the Building for telecommunications and/or any other purposes, and to do any of the following, as long as such acts are performed in accordance with all applicable Laws (as defined in Article 21 below) and do not materially and adversely interfere with Tenant’s permitted use of or access to the Premises or increase Tenant’s obligations under this Lease: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Real Property or any portion or elements thereof, including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and common areas, and subject to Article 23 below parking spaces, parking structures and parking areas, and (y) expanding or decreasing the size of the Real Property and any common areas and other elements thereof, including adding or deleting buildings thereon and therefrom; (2) close temporarily any of the common areas while engaged in making repairs, improvements or alterations to the Real Property; (3) form a common area association or associations under covenants, conditions and restrictions to own, manage, operate, maintain, repair and/or replace all or any portion of the landscaping, driveways, walkways, parking areas, public and private streets, plazas, courtyards, transportation facilitation areas and/or other common areas located outside of the Building and, subject to Article 4 below, include the common area assessments, fees and taxes charged by the association(s) and the cost of maintaining, managing, administering and operating the association(s), in Operating Expenses or Tax Expenses (as such terms are defined in Article 4 below); and (4) perform such other acts and make such other changes with respect to the Real Property as Landlord may, in the exercise of good faith business judgment, deem to be appropriate.

-1-	600 B STREET [New School of Architecture & Design]

1.2  Condition of Premises. (i) Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, Buildings or Real Property, (ii) Landlord has made no representation or warranty regarding the condition of the Premises, the Buildings or the Real Property and (iii) Tenant shall accept the Premises in its “As Is” condition on the Lease Commencement Date. An inventory of such furniture is listed in Exhibit C, and Tenant accepts the use of such furniture in its “As Is” condition. Commencing upon the mutual execution of this Lease, the furniture set forth in Exhibit C and all partitions in the Premises shall become Tenant’s property and Tenant shall be free to dispose of or sell such furniture and partitions in Tenant’s sole discretion.

1.3  Rentable and Usable Square Feet. The parties hereby stipulate that the Premises contain the rentable and usable square feet set forth in Section 6.1 of the Summary, and such square footage amount is not subject to adjustment or remeasurement by Landlord or Tenant. Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon rentable or usable square feet of the Premises.

1.4  Right of First Refusal. During the Lease Term, Landlord shall not lease any part of the Reserved Area (as set forth in Section 14 of the Summary), except as provide in this Section 1.4.

1.4.1  Procedure for Offer. Subject to Superior Rights (as defined below), if during the initial Lease Term, Landlord received from a bona fide third party an offer to lease all or any part of the Reserved Area on terms acceptable to Landlord, Landlord agrees to deliver to Tenant a notice as set forth in this Section 1.4 (the “Availability Notice”). Such Availability Notice shall set forth the rental rate and such other terms as are acceptable to Landlord in its sole discretion (consistent with the terms set forth in the offer received from such a bona fide third party) (the “ROFR Terms”), and shall set forth the portion of the Reserved Area offered to the third party and any additional area in the Building included in such offer (the “Expansion Area”). Notwithstanding the foregoing, (i) the lease terms for the Tenant’s lease of Expansion Area pursuant to Tenant’s exercise of such right of first refusal shall commence only following the expiration or earlier termination of any lease existing as of the date of the Lease pertaining to the Reserved Area (the “Superior Lease”), and (ii) such right of first refusal shall be subordinate and secondary to all currently existing rights of expansion, first refusal, first offer or similar rights granted to the tenants of the Superior Leases (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”).

1.4.2  Procedure for Acceptance; Lease of Expansion Area. If Tenant, within ten (10) business days after receipt of the Availability Notice, indicates in writing its agreement to lease the Expansion Area on the terms and conditions set forth in the Availability Notice, the Expansion Area shall be included within the Premises and leased to Tenant pursuant to the terms and conditions of the Availability Notice and otherwise on the terms and conditions of this Lease. Accordingly, the Base Rent payable under this Lease shall be increased by the amount of Base Rent attributable to the Expansion area and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be adjusted to reflect the addition of the Expansion Area. The lease term for the Expansion Area shall, unless otherwise provided in the Availability Notice as part of the ROFR Terms therein, expire conterminously with Tenant’s lease of the Premises. The parties shall promptly execute an amended to this Lease stating the addition of the Expansion Area to the Premises, the Base Rent adjustments and such other modifications described above. If Tenant does not indicate, within five (5) business days after receipt of the Availability Notice, its agreement to lease the Expansion Area, Landlord thereafter shall have the right to lease the Expansion Area to any third party; provided however, that (i) if the net effective rent payable by another prospective tenant would be less than ninety-five percent (95%) of the net effective rent specified in the Availability Notice (taking into account all economic terms of the proposed lease arrangement, including rental rate, free rent, tenant improvements and other allowances and concessions), then Landlord shall re-offer the Expansion Area to Tenant in accordance with the terms of this Section 1.4 (at the net effective rent offered to such other prospective tenant), prior to proceeding with such third-party lease, and (ii) if Landlord fails to lease the space to a third party within one hundred eighty (180) days following Tenant’s election not to lease the Expansion Area or Tenant’s failure to respond to the Availability Notice, then Tenant’s right shall again apply (unless and to the extent Landlord is then in active negotiations with a third party, in which event such 180-day period will be extended to allow such negotiations to continue).

-2-	600 B STREET [New School of Architecture & Design]

1.4.3  Construction of Expansion Area. Tenant shall take the Expansion Area in its “AS-IS” condition (unless otherwise provided in the Availability Notice as part of the ROFR Terms), and Tenant shall be entitled to construct improvements in the Expansion Area at Tenant’s expense, in accordance with and subject to the provisions of Article 8 of this Lease.

1.4.4  No Defaults. The rights contained in this Section 1.4 shall be personal to the original named Tenant hereunder executing this Lease and its Permitted Transferees pursuant to Section 14.1 below (and not any other assignee, sublessee or other transferee of the Originals Tenant’s interest in this Lease) (the “Original Tenant”), if the Original Tenant occupies and leases the entire Premises then being leases by Original Tenant as of the date of Tenant’s exercise of its right of first refusal. In addition, at Landlord’s option and in addition to Landlord’s other remedies set forth in this Lease, at law and/or in equity, Tenant shall not have the right to lease the Reserved Area as provided in this Section 1.4 if, as of the date of the Availability Notice, or, at Landlord’s option, as of the scheduled date of delivery of the Expansion Area to Tenant, Tenant is then in default under this Lease beyond all applicable notice and cure periods under this Lease. If Tenant fails to timely exercise its rights under this Section 1.4 in accordance with the terms and conditions set forth herein, such rights shall be of no further force or effect. Time is of the essence in Tenant’s exercise of its rights hereunder.

ARTICLE 2

LEASE TERM

The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary, and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term. Landlord shall provide Tenant with early access to the Premises to install furniture, remove partitions and otherwise prepare the Premises upon the mutual execution of this Lease, and Tenant’s delivery of the Security Deposit and Base Rent for the first full month of the Lease Term and evidence of Tenant’s insurance as set forth in Section 10.6 (“Early Access Period”). On the date Tenant is provided with early access to the Premises and throughout the Early Access Period, Tenant shall be responsible for actual charges for water, sewer, gas and electricity utilities related to the Premises. To the extent such utilities are not separately metered to the Premises, such costs shall be calculated assuming the Building is at least ninety-five percent (95%) occupied.

ARTICLE 3

BASE RENT

3.1  Base Rent. Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first (1st) day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first (1st) full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first (1st) day of such month or if any rental payment is for a period which is shorter than one (1) month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

-3-	600 B STREET [New School of Architecture & Design]

3.2  Abatement of Base Rent. Notwithstanding anything to the contrary contained herein, Landlord hereby agrees to abate Tenant’s obligation to pay Tenant’s monthly Base Rent (the “Abated Rent“) for the second (2nd) through eleventh (11th) full months of the Lease Term (the “Abatement Period”), which total amount of Abated Rent is $952,231.50 (i.e., 10 months x $95,221.35 = $952,231.50). During the Abatement Period, Tenant shall remain responsible for the payment of all of its other monetary obligations under this Lease. If at any time during the Lease Term an uncured monetary default by Tenant occurs and remains uncured for more than five (5) business days after Tenant’s receipt of written notice from Landlord of such default or a material non-monetary default beyond applicable notice and cure periods subject to Force Majeure events, then Tenant shall pay to Landlord, upon written request from Landlord, the unamortized portion of the Abated Rent, amortized on a straight-line basis over the initial Lease Term, and in the event such default results in the early termination of this Lease pursuant to the provisions of Article 19 of this Lease, then as a part of the recovery set forth in Article 19, Landlord shall be entitled to the recovery of the Abated Rent.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses allocated to the Building (pursuant to Section 4.3.4 below) which are in excess of the amount of Operating Expenses allocated to the Building and applicable to the Expense Base Year; plus (ii) Tenant’s Share of the annual Tax Expenses allocated to the Building (pursuant to Section 4.3.4 below) which are in excess of the amount of Tax Expenses allocated to the Building and applicable to the Tax Expense Base Year; plus (iii) Tenant’s Share of the annual Utilities Costs allocated to the Building (pursuant to Section 4.3.4 below) which are in excess of the amount of Utilities Costs allocated to the Building and applicable to the Utilities Base Year. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent”. The Base Rent and Additional Rent are herein collectively referred to as the “Rent”. All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.2 “Expense Base Year” shall mean the year set forth in Section 9.1 of the Summary.

4.2.3 “Expense Year” shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be equitably adjusted for any Expense Year involved in any such change.

-4-	600 B STREET [New School of Architecture & Design]

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems and all other “Systems and Equipment” (as defined in Section 4.2.5 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and operation (by Landlord or any common area association(s) formed for the Project) of any transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Real Property; (v) the cost of parking area repair, restoration, and maintenance; (vi) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (vii) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Real Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (viii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Real Property; (ix) the cost of janitorial service, alarm and security service, if any, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (x) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Real Property; (xi) costs for workers’ compensation insurance, wages, withholding taxes, personal property taxes, fees for required licenses and permits, supplies, charges for management of the Building and common areas, and the costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the Building, including ,without limitation, in connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building council or Energy Star rating and/or compliance system or program (collectively “Conservation Costs”); and (xii) the cost of any capital improvements or other costs (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property, (II) made to the Real Property or any portion thereof after the Lease Commencement Date that are required under any governmental law or regulation, or (III) Conservation Costs and/or other costs which are reasonably determined by Landlord to be in the best interests of the Real Property; provided, however, that if any such cost described in (I), (II) or (III) above, is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) as Landlord shall reasonably determine. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building (and during the period of time when any other office buildings are fully constructed and ready for occupancy and are included by Landlord within the Project) is less than ninety-five percent (95%) occupied during all or a portion of any Expense Year (including the Expense Base Year), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building (and during the period of time when any other office buildings are fully constructed and ready for occupancy and are included by Landlord within the Project) been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof.

Subject to the provisions of Section 4.3.4 below, Landlord shall have the right, from time to time, in its discretion, to equitably allocate some or all of the Operating Expenses (and/or Tax Expenses and Utilities Costs) among different tenants of the Project, among different space types at the Real Property for purposes of determining Operating Expenses (and/or Tax Expenses and Utilities Costs) and/or the provision of various services and amenities thereto (the “Cost Pools”). Such Cost Pools may include, without limitation, the office space tenants and retail space tenants of the Building, or may be implemented to reflect that certain services or amenities are not provided to certain types of space at the Real Property, in which event Tenant’s Share of such services or amenities may be equitably adjusted to reflect the measurement of the space to which such services or amenities are generally provided or attributable (for example, if janitorial services are not provided to any storage space at the Real Property, Tenant’s Share with respect to costs of providing janitorial services shall be calculated after deleting the measurement of such storage space from the total building square footage).

-5-	600 B STREET [New School of Architecture & Design]

Notwithstanding anything to the contrary set forth in this Article 4, when calculating Operating Expenses for the Expense Base Year, Operating Expenses shall exclude one-time Conservation Costs and other special charges, costs or fees incurred in the Expense Base Year only, including those attributable to market-wide labor-rate increases or other extraordinary circumstances, including, but not limited to, boycotts and strikes, and costs relating to capital improvements or expenditures.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Real Property; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Real Property; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Real Property to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (E) except as otherwise specifically provided in this Section 4.2.4, costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Real Property; (F) Utilities Costs; and (G) Tax Expenses.

4.2.5 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building and/or any other building in the Project in whole or in part.

4.2.6 “Tax Expense Base Year” shall mean the year set forth in Section 9.2 of the Summary.

4.2.7 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building were fully constructed and the Real Property, the Building and all tenant improvements in the Building were fully assessed for real estate tax purposes.

4.2.7.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord’s rent, right to rent or other income from the Real Property or as against Landlord’s business of leasing any of the Real Property;

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

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4.2.7.2 In no event shall Tax Expenses for any Expense Year be less than the Tax Expenses for the Tax Expense Base Year.

4.2.7.3 Notwithstanding anything to the contrary contained in this Section 4.2.7, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Real Property), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.4 of this Lease.

4.2.8 “Tenant’s Share” shall mean the percentage set forth in Section 9.4 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet of office space in the Building (as set forth in Section 9.4 of the Summary), and stating such amount as a percentage; provided that Tenant’s Share may be subject to adjustment as necessary, in Landlord’s discretion, for the implementation of any Cost Pools as referenced above in Section 4.2.4. Landlord shall have the right from time to time to redetermine the rentable square feet of the Premises and/or Building, including as may be necessary for the implementation of Cost Pools, and Tenant’s Share shall be appropriately adjusted to reflect any such redetermination. If Tenant’s Share is adjusted pursuant to the foregoing, as to the Expense Year in which such adjustment occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.2.9 “Utilities Base Year” shall mean the year set forth in Section 9.3 of the Summary.

4.2.10 “Utilities Costs” shall mean all actual charges for utilities for the Building and the Project which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer, gas and electricity, and the costs of HVAC and other utilities (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company) as well as related fees, assessments measurement meters and devices and surcharges. Utilities Costs shall be calculated assuming the Building (and during the period of time when any other office buildings are fully constructed and ready for occupancy and are included by Landlord within the Project, such other office buildings), are at least ninety-five percent (95%) occupied. If, during all or any part of any Expense Year, Landlord shall not provide any utilities (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be increased by an amount equal to the additional Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant. Utilities Costs shall include any costs of utilities which are allocated to the Real Property under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Real Property or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Real Property. For purposes of determining Utilities Costs incurred for the Utilities Base Year, Utilities Costs for the Utilities Base Year shall not include any one-time Conservation Costs or other special charges, costs or fees or extraordinary charges or costs incurred in the Utilities Base Year only, including those attributable to boycotts, embargoes, strikes or other shortages of services or fuel. In addition, if in any Expense Year subsequent to the Utilities Base Year, the amount of Utilities Costs decreases due to a reduction in the cost of providing utilities to the Real Property for any reason, including, without limitation, due to deregulation of the utility industry and/or reduction in rates achieved in contracts with utilities providers and/or due to implementation of energy management and/or energy efficiency systems or measures, then for purposes of the Expense Year in which such decrease in Utilities Costs occurred and all subsequent Expense Years, the Utilities Costs for the Utilities Base Year shall be decreased by an amount equal to such decrease.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, (i) Tenant’s Share of Operating Expenses allocated to the Building pursuant to Section 4.3.4 below for such Expense Year exceeds Tenant’s Share of Operating Expenses allocated to the Building for the Expense Base Year and/or (ii) Tenant’s Share of Tax Expenses allocated to the Building pursuant to Section 4.3.4 below for such Expense Year exceeds Tenant’s Share of Tax Expenses allocated to the Building for the Tax Expense Base Year, and/or (iii) Tenant’s Share of Utilities Costs allocated to the Building pursuant to Section 4.3.4 below for such Expense Year exceeds Tenant’s Share of Utilities Costs allocated to the Building for the Utilities Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to such excess (the “Excess”).

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4.3.2 Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant. Landlord shall give to Tenant on or before the first (1st) day of May following the end of each Expense Year, a statement (the “Statement”) which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess”, as that term is defined in Section 4.3.3 of this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Operating Expenses, Tax Expenses and Utilities Costs for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building pursuant to Section 4.3.4 below for the then-current Expense Year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing (i) Tenant’s Share of Operating Expenses allocated to the Building, which shall be based upon the Estimate, to Tenant’s Share of Operating Expenses allocated to the Building for the Expense Base Year, (ii) Tenant’s Share of Tax Expenses allocated to the Building, which shall be based upon the Estimate, to Tenant’s Share of Tax Expenses allocated to the Building for the Tax Expense Base Year, and (iii) Tenant’s Share of Utilities Costs allocated to the Building, which shall be based upon the Estimate, to Tenant’s Share of Utilities Costs allocated to the Building for the Utilities Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.4 Allocation of Operating Expenses, Tax Expenses and Utilities Costs to Building. The parties acknowledge that the Building may in the future be part of a multi-office building project consisting of the Building and such other buildings as Landlord may elect to construct and include as part of the Real Property from time to time (collectively, the “Other Buildings”), and that certain of the costs and expenses incurred in connection with the Real Property (i.e., the Operating Expenses, Tax Expenses and Utilities Costs) shall be shared among the Building and/or such Other Buildings, while certain other costs and expenses which are solely attributable to the Building and such Other Buildings, as applicable, shall be allocated directly to the Building and the Other Buildings, respectively. Accordingly, as set forth in Sections 4.1 and 4.2 above, Operating Expenses, Tax Expenses and Utilities Costs are determined annually for the Real Property as a whole, and a portion of the Operating Expenses, Tax Expenses and Utilities Costs, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to the tenants of the Other Buildings), and such portion so allocated shall be the amount of Operating Expenses, Tax Expenses and Utilities Costs payable with respect to the Building upon which Tenant’s Share shall be calculated. Such portion of the Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building shall include all Operating Expenses, Tax Expenses and Utilities Costs which are attributable solely to the Building, and an equitable portion of the Operating Expenses, Tax Expenses and Utilities Costs attributable to the Real Property as a whole. As an example of such allocation with respect to Tax Expenses and Utilities Costs, it is anticipated that Landlord may receive separate tax bills which separately assess the improvements component of Tax Expenses for each building in the Project and/or Landlord may receive separate utilities bills from the utilities companies identifying the Utilities Costs for certain of the utilities costs directly incurred by each such building (as measured by separate meters installed for each such building), and such separately assessed Tax Expenses and separately metered Utilities Costs shall be calculated for and allocated separately to each such applicable building. In addition, in the event Landlord elects, at its sole option, to subdivide certain common area portions of the Real Property such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas, accessways and/or parking areas into a separate parcel or parcels of land (and/or separately convey all or any of such parcels to a common area association to own, operate and/or maintain same), the Operating Expenses, Tax Expenses and Utilities Costs for such common area parcels of land may be aggregated and then reasonably allocated by Landlord to the Building and such Other Buildings on an equitable basis as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time.

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4.3.5 Audit. In the event of any dispute as to the amount of Excess as set forth in the Statement, Tenant shall have the right, after reasonable notice and at reasonable times, to inspect and photocopy Landlord’s accounting records at Landlord’s office in the City of San Diego. If, after such inspection and photocopying, Tenant still disputes the amount of Excess as set forth in the Statement, Tenant shall be entitled to retain an accountant to audit Landlord’s records to determine the proper amount of the Excess. If such audit reveals that Landlord has overcharged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse Tenant the amount of such overcharge. If the audit reveals that Tenant was undercharged, then within thirty (30) days after the results of the audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge. Tenant agrees to pay the cost of such audit, provided that Landlord shall pay such cost if the audit reveals that Landlord’s determination of Tenant’s Excess as set forth in the Statement was in error by more than five percent (5%), in which case Landlord shall pay the cost of such audit. Landlord shall be required to maintain records of all Operating Expenses for the entirety of the three-year period following delivery of each Statement. The payment by Tenant of any amounts pursuant to this Lease shall not preclude Tenant from questioning the correctness of any Statement provided by Landlord, and the failure of tenant to object thereto within sixty (60) days after its receipt thereof shall be conclusively deemed Tenant’s approval thereof.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2 said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Parking Facilities); or

4.4.3 said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder, provided, however, that the late charge shall not be charged with respect to the first occurrence during any 12-month period until five (5) days after Landlord delivers written notice of such delinquency to Tenant. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the fifth (5th) date after the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by applicable law.

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ARTICLE 5

USE OF PREMISES

5.1 Use; Hazardous Material. Tenant shall use the Premises for general office use and to operate an architecture school and shall operate such school consistent with the character of the Building as a first-class office building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. By way of example and not limitation, general office use shall not include medical office use or any similar use, laboratory use, an executive suite or similar use, any use not characterized by applicable zoning and land use restrictions as general office use, any use which would require Landlord or Tenant to obtain a conditional use permit or variance from any federal, state or local authority, or any other use not compatible, in Landlord’s sole judgment, with the Building. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the state in which the Real Property is located, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Real Property. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Real Property.

5.2 Prohibited Use. Tenant hereby acknowledges and agrees that the Building shall be used and occupied only by tenants for normal uses customarily conducted in comparable office buildings located within the vicinity of the Building, which are substantially comparable to the Building in terms of appearance, age, size, quality, services, amenities, and access. Notwithstanding anything to the contrary contained herein, in no event shall the Premises be occupied or used in violation of any exclusive use or use restriction provisions applicable to the Project as of the date of this Lease (a “Prohibited Use”), including, without limitation, for any of the following purposes: (a) the sale of liquor or tobacco on site; (b) a barber or manicure shop or massage parlor; (c) an employment bureau open to the public; (d) a labor union office; (e) a doctor’s or dentist’s office or clinic; (f) a dance or music studio; (g) except for an architectural school, any type of for-profit educational services facility with classes conducted on-site, including, without limitation, for test preparation training, professional licensing training, post-secondary education, tutoring or classes in English as a second language, all of which uses conduct actual classes on site, provided the foregoing shall not be deemed to prohibit any tenant from the incidental use of portions of its premises for the training of its employees and customers; (h) call center uses that are not incidental to a tenant’s primary business in the Building; (i) any use which emits offensive odors, fumes or dust, creates a public or private nuisance or emits loud noises and sounds which are objectionable to reasonable persons; or (j) for use as a shared working environment (that creates workplace/office solutions with services), including, without limitation, executive/shared office suites, an incubator-type office/facility, a flexible workplace center or virtual office space (a “Co-Working Facility”), or for use by any tenant or occupant whose primary business purpose is the operation and/or management of a Co-Working Facility.

5.3 Hazardous Material. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of “Hazardous Material”, as that term is defined below; provided, however, so long as Tenant complies with all applicable laws in connection therewith, Tenant may use, handle and store within the Premises chemicals, substances or materials routinely used in office areas of first class office projects, including toner, liquid paper, janitorial supplies and cleaning fluids in small quantities as necessary for regular maintenance and the conduct of Tenant’s business at the Premises. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Real Property is located or the United States Government.

5.4 Asbestos. Tenant acknowledges that Landlord has advised Tenant that the Building contains or, because of its age, is likely to contain, asbestos. Reports indicate that such asbestos is present in various locations throughout the Building. Upon Tenant’s request, Landlord will make available for review by Tenant at the Project during normal business hours (without warranty) copies of any current asbestos management plans, inspection reports, test results or other similar documents in Landlord’s possession relating to the presence of asbestos at the Building. To the extent such reports or documents indicate the presence of asbestos at the Building, this Section 5.3 shall constitute notice to Tenant as required by the California Health & Safety Code. In connection with performing any work that may disturb asbestos at the Building, Tenant shall comply, at its cost, with any applicable laws or asbestos management plans relating to the Building. Tenant shall also comply with all applicable laws, rules and regulations requiring disclosure to employees or invitees of the presence of asbestos or other hazardous materials at or around the Premises or the Building. Landlord has no special knowledge of the general procedures or handling restrictions to minimize or prevent the disturbance, release or exposure to asbestos or of the potential health risks that may result from any exposure to asbestos. Tenant is encouraged to contact local or state public health agencies for further information.

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ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1 Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m., and Saturday from 9:00 a.m. to 1:00 p.m., except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays as designated by Landlord (collectively, the “Holidays’”).

6.1.2 Landlord shall provide adequate electrical wiring and facilities and power for normal general office use for Building standard lighting and standard office equipment, as determined by Landlord. Landlord shall designate the electricity utility provider from time to time.

6.1.3 As part of Operating Expenses or Utilities Costs (as determined by Landlord), Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.5 Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Project. For avoidance of doubt, such costs are included in Operating Expenses.

6.1.6 Landlord shall provide nonexclusive automatic passenger elevator service at all times.

6.1.7 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat- generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the need for water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning equipment or systems in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, or if Tenant’s consumption of electricity shall exceed two (2) watts connected load per usable square foot of the Premises, calculated on an monthly basis for the hours described in Section 6.1.1 above, Tenant shall pay to Landlord, within ten (10) days after billing and as additional rent, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use, and in such event Tenant shall pay, as additional rent, the increased cost directly to Landlord, within ten (10) days after demand, including the cost of such additional metering devices. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, (i) Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use, (ii) Landlord shall supply such utilities to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish, and (iii) Tenant shall pay such cost within ten (10) days after billing, as additional rent.

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6.3 Separate Metering; Compliance with Conservation Measures. Notwithstanding the foregoing provisions of this Article 6 to the contrary, Landlord shall have the right to cause some or all of the electricity, water and/or other utilities to be separately metered for the Premises, and Tenant shall pay for the cost of all such utilities so separately metered, or which a re billed directly to Tenant, within ten (10) days after invoice, in which event Utilities Costs for each Expense Year shall be equitably reduced to exclude all such utilities provided to Tenant and other tenants in the Building. Tenant acknowledges that Landlord and/or Tenant may from time to time be requested or required to obtain, report and/or disclose certain energy consumption information with regard to the Premises, which may include, without limitation, benchmarking data for the U.S. Environmental Protection Agency’s ENERGY STAR® Portfolio Manager and information relating to compliance with “green building” initiatives, including, if applicable, the Leadership in Energy & Environmental Design (LEED) certification program. Tenant shall throughout the Term of this Lease, comply with all Federal, State or local laws, rules and regulations relating to consumption of utilities, energy or energy efficiency (as they may be in enacted or in effect from time to time, “Energy Regulations”), and Tenant shall, upon request by Landlord or Landlord’s lender, deliver and/or disclose such information regarding the consumption of utilities at the Premises as may be required to comply with applicable Energy Regulations. Further, Tenant authorizes Landlord to disclose such information and data regarding the Premises as may be requested or required from time to time to comply with Energy Regulations.

6.4 Access to Premises. Subject to all of the terms and conditions of this Lease, including the Rules and Regulations attached hereto as Exhibit D, and all applicable Laws, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

6.5 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Real Property after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.6 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee. Charges for any utilities or service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

-12-	600 B STREET [New School of Architecture & Design]

ARTICLE 7

REPAIRS

7.1 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances. By way of example, and not limitation, Tenant shall be responsible, at Tenant’s sole expense, for repairing and/or replacing, carpet, marble, tile or other flooring, paint, wall coverings, corridor and interior doors and door hardware, telephone and computer equipment, interior glass, window treatments, ceiling tiles, shelving, cabinets, millwork and other tenant improvements. In addition, Tenant shall be responsible for the installation, maintenance and repair of all telephone, computer and related cabling from the telephone terminal room on the floor on which the Premises is located to and throughout the Premises, and Tenant shall be responsible for any loss, cost, damage, liability and expense (including attorneys’ fees) arising out of or related to the installation, maintenance, repair and replacement of such cabling. At Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, upon five (5) days advance notice to Tenant make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof not to exceed ten percent (10%) (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same.

7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 of this Lease, Landlord shall repair and maintain the structural portions of the Building, including the basic plumbing, heating, ventilating, air conditioning and electrical systems serving the Building and not located in the Premises; provided, however, if such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as additional rent, the reasonable cost of such maintenance and repairs. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Real Property, Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases its right (if any) to make repairs at Landlord’s expense under Section 1932, Subdivision 1, and Sections 1941 and 1942 of the California Civil Code, Section 431.70 of the California Code of Civil Procedure, and under any similar law, statute, or ordinance now or hereafter in effect.

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ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises. Any Alterations in or about the Premises that Tenant shall desire to make shall be presented to Landlord in written form, with plans and specifications which are sufficiently detailed to obtain a building permit. If Landlord consents to an Alteration, then consent shall be deemed conditioned upon Tenant acquiring a building permit from the applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of ten percent (10%) of the cost of the Alterations; provided however, that the supervision fee shall be reduced to five percent (5%) during the Early Access Period and during the first twelve (12) months of the Lease Term. If Tenant proposes Alterations to Landlord but subsequently elects not to construct the Alterations, and Landlord has incurred costs in reviewing Tenant’s proposed Alterations (e.g., architect’s, engineer’s or property management fees), Tenant shall reimburse Landlord for the reasonable and actual costs incurred by Landlord within thirty (30) days after written demand. Should Tenant make any Alterations without the prior approval of Landlord, or use a contractor not expressly approved by Landlord, Landlord may, at any time during the term of this Lease, require that Tenant remove all or part of the Alterations and return the Premises to the condition it was in prior to the making of the Alterations. Notwithstanding the foregoing, Tenant shall be permitted to make cosmetic improvements that will not affect the structural aspects and mechanical systems of the Building following ten (10) business days’ advance notice to Landlord, but without Landlord’s prior consent, to the extent that such cosmetic improvements are not visible from the exterior of the Building and cost less than $50,000 per improvement.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may reasonably determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance (including, California Energy Code, Title 24) and pursuant to a valid building permit, issued by the city in which the Real Property is located, and in conformance with Landlord’s construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or Real Property or the common areas for any other tenant of the Real Property, and as not to obstruct the business of Landlord or other tenants of the Real Property, or interfere with the labor force working at the Real Property. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee for Alterations costing more than $50,000. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Real Property is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Real Property a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3 Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Furthermore, Landlord may require that Tenant remove any improvement or Alteration upon the expiration or early termination of the Lease Term and repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the actual and reasonable cost thereof to Tenant. If, when Tenant requests Landlord’s approval for any Alteration, Tenant requests that Landlord identify any such Alteration that will be required to be removed at the end of the Lease Term, Landlord shall so notify Tenant when Landlord provides such approval and absent such notification, Tenant shall be required to remove such Alteration at the end of the Lease Term.

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8.4 Wi-Fi Network. Without limiting the generality of the foregoing, in the event Tenant desires to install wireless intranet, Internet and communications network (“Wi-Fi Network”) in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of this Section 8.4 (in addition to the other provisions of this Article 8). In the event Landlord consents to Tenant’s installation of such Wi-Fi Network, Tenant shall, in accordance with Article 15 below, remove the Wi-Fi Network from the Premises prior to the termination of the Lease. Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or to other tenants at the Real Property or with any other tenant’s communication equipment, and not to damage the Real Property or interfere with the normal operation of the Real Property and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) arising out of Tenant’s failure to comply with the provisions of this Section 8.4, except to the extent same is caused by the gross negligence or willful misconduct of Landlord and which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease). Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) calendar days following such occurrence to correct such interference. If such interference continues after such three (3) day period, Tenant shall immediately cease operating such Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building and Real Property and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi-Fi Network. Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iv) be responsible for any modifications, additions or repairs to the Building or Real Property, including without limitation, Building or Real Property systems or infrastructure, which are required by reason of the installation, operation or removal of Tenant’s Wi-Fi Network. Should Landlord be required to retain professionals to research any interference issues that may arise and confirm Tenant’s compliance with the terms of this Section 8.4, Tenant shall reimburse Landlord for the actual and reasonable costs incurred by Landlord in connection with Landlord’s retention of such professionals, the research of such interference issues and confirmation of Tenant’s compliance with the terms of this Section 8.4 within twenty (20) days after the date Landlord submits to Tenant an invoice for such costs, which costs shall not exceed One Thousand Dollars ($1,000.00) in the aggregate per year (the “Reimbursement Cap”); provided, however, that to the extent that it is determined that Tenant has failed to perform its obligations under this Section 8.4, the Reimbursement Cap shall not apply, and Tenant shall be responsible for reimbursing Landlord for all costs Landlord incurs in connection with Landlord’s retention of such professionals, the research of such interference issues and confirmation of Tenant’s compliance with the terms of this Section 8.4. This reimbursement obligation is in addition to, and not in lieu of, any rights or remedies Landlord may have in the event of a breach or default by Tenant under this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, if any such lien is not released and removed on or before the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

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ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Landlord, and its partners and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises, the Building or the Real Property by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building or the Real Property not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors. Tenant shall protect, indemnify and hold the Landlord Parties harmless from and against any and all losses, claims, liabilities and/or costs (including, without limitation, court costs and attorneys’ fees) (“Claims”) incurred by reason of (i) any damage to any property (including but not limited to property of any Landlord Party) or any injury (including but not limited to death) to any person occurring in, on or about the Premises, the Building or the Real Property to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant, its agents, servants, employees, invitees, or visitors to meet any standards imposed by any duty with respect to the injury or damage, (ii) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises, (iii) Tenant’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy, or (iv) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. Landlord shall defend, indemnify and save harmless Tenant, and its partners and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors against all Claims from third-parties arising out of any default by Landlord hereunder The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all applicable rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts commencing February 1, 2025.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, (and with owned and non- owned automobile liability coverage, and liquor liability coverage in the event alcoholic beverages are served on the Premises) for limits of liability not less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrenc e $5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate 0% Insured’s participation

10.3.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

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10.3.3 Workers’ compensation insurance as required by law.

10.3.4 Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

10.3.5 Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

10.3.6 The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Real Property is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1 and 10.3.2 above, have deductible amounts not exceeding Five Thousand Dollars ($5,000.00). Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.

10.4 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance. If either party fails to carry the amounts and types of insurance required to be carried by it pursuant to this Article 10, such failure shall be deemed to be a covenant and agreement by such party to self-insure with respect to the type and amount of insurance which such party so failed to carry, with full waiver of subrogation with respect thereto. In furtherance of the foregoing, Tenant acknowledges and agrees that notwithstanding the negligence or breach of this Lease by Landlord or its agents, neither Landlord nor its agents shall be liable under any circumstances for: (i) injury or damage to the person or goods, wares, merchandise or other property of Tenant, Tenant’s employees, contractors, invitees, customers, or any other person in or about the Premises, from any cause, (ii) any damages arising from any act or neglect of any other tenant of Landlord or from the failure of Landlord or its agents to enforce the provisions of any other lease in the Project, or (iii) injury to Tenant’s business or for any loss of income or profit therefrom. Instead, it is intended that Tenant’s sole recourse in the event of such damages or injury be to file a claim on the insurance policy(ies) that Tenant is required to maintain pursuant to the provisions of this Article 10.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord and commonly required by owners of similar buildings in the San Diego area.

10.6 Initial Insurance. Commencing upon mutual execution of the Lease through January 31, 2025, Tenant shall carry and maintain, at Tenant’s sole cost and expense, the insurance set forth on Exhibit F attached hereto.

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ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building or Real Property serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Real Property, or the lessor of a ground or underlying lease with respect to the Real Property and/or the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding the foregoing, if the Premises shall not be restored or repaired and unconditional possession made available to Tenant within two hundred-seventy (270) days after the occurrence of damage or destruction of the Premises, then Tenant at its option may terminate this Lease by notice to Landlord, effective as of the date of the damage. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Real Property and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground or underlying lessor with respect to the Real Property and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

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11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the state in which the Real Property is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

ARTICLE 12

CONDEMNATION

12.1 Permanent Taking. If the whole or any part of the Premises, Building or Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.110-1265.160 of The California Code of Civil Procedure.

12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

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ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, Tenant shall pay to Landlord Two Thousand Five Hundred Dollars ($2,500.00) to reimburse Landlord for its review and processing fees, and Tenant shall also reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with Tenant’s proposed Transfer. Notwithstanding any provision of this Lease to the contrary, Landlord’s consent shall not be required and the provisions of this Article 14 shall not be applicable to or in connection with (a) any transfer of equity interest in Tenant or any parent of Tenant; or (b) any sublease or assignment to (i) any entity that controls, is controlled by, or is under common control with Tenant; (ii) any subsidiary or parent of Tenant or to any subsidiary of any parent of Tenant, (iii) the surviving entity resulting from a merger or consolidation of Tenant; (iv) the acquirer of substantially all of Tenant’s assets or stock or (v) any other person or entity controlled directly or indirectly by any of the foregoing persons or entities (any such assignee or sublessee described in items (a) or (b) of this Section 14.1 hereinafter referred to as a “Permitted Transferee”). “Control” means the ability, directly or indirectly, to direct management and policies of another person or entity, whether through the ownership of voting securities, by contract, or otherwise.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Notwithstanding the foregoing, Tenant hereby waives Tenant’s rights (if any) under Section 1995.310 of the California Civil Code and agrees that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 Landlord has sued or been sued by the proposed Transferee or has otherwise been involved in a legal dispute with the proposed Transferee or one of its affiliates;

14.2.2 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or Real Property;

14.2.3 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.4 The Transferee is either a governmental agency or instrumentality thereof;

14.2.5 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.6 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

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14.2.7 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Real Property a right to cancel its lease;

14.2.8 Omitted;

14.2.9 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the nine (9)-month period immediately preceding the Transfer Notice;

14.2.10 Omitted; or

14.2.11 The Transfer would either (i) be to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) would could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Tenant’s sole remedy in the event that Landlord shall wrongfully withhold consent to or disapprove any assignment or sublease shall be to obtain an order by a court of competent jurisdiction that Landlord grant such consent; in no event shall Landlord be liable for damages with respect to its granting or withholding consent to any proposed assignment or sublease.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord any “Transfer Premium”, as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord), and (ii) any reasonable brokerage commissions in connection with the Transfer (collectively, the “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within twenty (20) days after receipt of any Transfer Notice, to recapture the Subject Space. If Landlord elects to recapture the Subject Space, then Tenant shall have ten (10) days to rescind its Transfer request. If Tenant fails to rescind its Transfer request within such ten-day period, then such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.

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14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of twenty-five percent (25%) or more of partnership interests, within a twelve (12) month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12) month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord, or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all telephone, data, and other cabling and wiring (including any cabling and wiring associated with the Wi-Fi Network, if any) installed or caused to be installed by Tenant (including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises), all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

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ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to- month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto and incorporated herein by this reference, (or such other form as may be required by any prospective mortgagee or purchaser of the Real Property, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments within the time period required in this Article 17 shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to so deliver such estoppel certificate within the time period required in this Article 17 shall be a material default of the provisions of this Lease. In addition, Tenant shall be liable to Landlord, and shall indemnify Landlord from and against any loss, cost, damage or expense, incidental, consequential, or otherwise, including attorneys’ fees, arising or accruing directly or indirectly, from any failure of Tenant to execute or deliver to Landlord any such estoppel certificate within the time period required in this Article 17.

ARTICLE 18

SUBORDINATION AND ATTORNMENT

This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. With respect to any new mortgage or trust deed hereafter placed against the Real Property and the Building obtained by a Landlord other than the original Landlord, said Landlord agrees to use commercially reasonable efforts to obtain for Tenant a non-disturbance agreement with Landlord’s lender or mortgagee on such party’s form. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to do so within the time period required in this Article 18, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments of subordination or superiority. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

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ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES

19.1 Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, provided, however, that with respect to the first occurrence of late Rent during any twelve (12) month period Tenant shall not be in default until five (5) days after the due date for the Rent; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for fifteen (15) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a fifteen (15)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3 Abandonment or vacation of the Premises by Tenant. Abandonment or vacation is herein defined to include, but is not limited to, any absence by Tenant from the Premises for three (3) business days or longer while in default of any provision of this Lease, excluding absences due to school breaks, renovations, casualty events, and events of Force Majeure.

Any notice given pursuant to this Section 19.1 shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure, or any similar or successor statute.

19.2 Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

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(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 of this Lease. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease. Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent. Without limitation of the preceding sentence, Tenant hereby waives Tenant’s rights (if any) under Section 1932, Subdivision 1, and Section 1942 of the California Civil Code, Section 431.70 of the California Code of Civil Procedure, and similar laws.

19.3 Payment by Tenant. Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to actual expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4 Security for Performance of Tenant’s Obligations. Notwithstanding any security deposit held by Landlord pursuant to Article 20, Tenant hereby agrees that in the event of a default by Tenant, Landlord shall be entitled to seek and obtain a writ of attachment and/or a temporary protective order and Tenant hereby waives any rights or defenses to contest such a writ of attachment and/or temporary protective order on the basis of California Code of Civil Procedure Section 483.010 or any other related statute or rule.

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19.5 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.6 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.7 Payment of Rent and Security Deposit After Default. If Tenant fails to pay Base Rent, Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs, parking charges or any other monetary obligation due hereunder on the date it is due, then after Tenant’s third failure to pay any monetary obligation on the date it is due, at Landlord’s option, all monetary obligations of Tenant hereunder shall thereafter be paid by cashier’s check, and Tenant shall, upon demand, provide Landlord with an additional security deposit equal to three (3) months’ Base Rent. If Landlord has required Tenant to make said payments by cashier’s check or to provide an additional security deposit, Tenant’s failure to make a payment by cashier’s check or to provide the additional security deposit shall be a default hereunder.

19.8 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.9 Waiver of Reinstatement. Tenant hereby waives all rights under California Code of Civil Procedure Sections 1174 and 1179 and California Civil Code Section 3275 providing for relief from forfeiture and any other right now or hereafter existing to redeem the Premises or reinstate this Lease after termination pursuant to this Article 19 or by order or judgment of any court or by any legal process.

19.10 No Consequential Damages. Notwithstanding anything to the contrary in this Lease, in any case in which Landlord or Tenant is liable in damages to the other by reason of breach of this Lease or otherwise, such damages shall consist solely of direct damages and in no event shall either party be obligated or liable to the other for consequential, special, indirect or punitive damages, except as otherwise set forth in Article 16 above.

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ARTICLE 20

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the subject premises. Tenant acknowledges and agrees that (a) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 20, above, and (b) rather than be so limited, Landlord may claim from the Security Deposit (1) any and all sums expressly identified in this Article 20, above, and (2) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of Lease pursuant to Section 1951.2 of the California Civil Code. Notwithstanding the foregoing, provided that Tenant has not defaulted under this Lease beyond any applicable notice and cure period for the first twenty-four (24) months of the initial Lease Term, then on the first day of the twenty- fifth (25th) calendar month of the initial Lease Term, Landlord shall return $113,093.09 to Tenant and the Security Deposit shall be reduced accordingly.

ARTICLE 21

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes or changes to the Building’s life safety system (collectively the “Excluded Changes”) except to the extent such Excluded Changes are required due to Tenant’s alterations to or specific manner of use (as opposed to general office use) of the Premises. In addition, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Real Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The Project has not undergone an inspection by a certified access specialist and no representations are made with respect to compliance with accessibility standards. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

In connection with Tenant’s use of the Premises, Tenants shall have students (“Students”) entering the Premises to attend classes. Tenant shall ensure that at all times the Students are not permitted to (i) damage any part of the Premises nor Project; (ii) congregate in the lobby of the Building or other parts of the Project (excluding the Premises) for unreasonable or extended amounts of time, nor (iii) otherwise create a nuisance. Tenant shall be responsible for any additional cleaning costs necessitated due to the action or inaction of the Students. Tenant shall comply with all occupancy requirements under applicable law.

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ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon 48 hours advance notice to Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers or mortgagees, or to the ground or underlying lessors; (iii) to post notices of nonresponsibility; (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or deem necessary, or (v) show the Premises to prospective tenants during the last eighteen (18) months of the Lease Term. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform janitorial or other services required of Landlord pursuant to this Lease. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 23

TENANT PARKING

Tenant shall rent throughout the Lease Term the number of parking passes set forth in Section 12 of the Summary, located in those portions of the Parking Facilities as may be designated by Landlord from time to time. Tenant may increase or decrease such parking passes so rented by Tenant, not to exceed, in the aggregate, the number and type of parking passes set forth in Section 12 of the Summary upon sixty (60) days’ prior notice to Landlord. Each year between April 1 and May 31 commencing on the second year of the Lease Term, Tenant shall have the option to rent the number of parking passes set forth in Section 12 of the Summary, subject to availability, but no less than the number of parking passes rented by Tenant during the previous year. Subject to the preceding sentence, if Tenant does not rent from Landlord the total number and type of parking passes so rented by Tenant, not to exceed, in the aggregate, the number and type of parking passes set forth in Section 13 of the Summary and such parking passes are not rented from Landlord for a period of three (3) months or more (the amount of such parking passes which are not rented by Tenant shall be referred to herein as the “Unrented Passes”) and Tenant shall have no further rights to rent such Unrented Passes from Landlord. Tenant shall pay to Landlord for the use of such parking passes, on a monthly basis, the prevailing rate charged from time to time by Landlord or Landlord’s parking operator for parking passes in the Parking Facilities where such parking passes are located. Currently the rates are $220.00 per month. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. In addition, Landlord may assign any parking spaces and/or make all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program and/or valet parking program if Landlord determines in its sole discretion that such is necessary or desirable for orderly and efficient parking. Landlord specifically reserves the right, from time to time, to change the size, configuration, design, layout, location and all other aspects of the Parking Facilities, and Tenant acknowledges and agrees that Landlord, from time to time, may, without incurring any liability to Tenant and without any abatement of Rent under this Lease temporarily close-off or restrict access to the Parking Facilities, or temporarily relocate Tenant’s parking spaces to other parking structures and/or surface parking areas within a reasonable distance from the Parking Facilities, for purposes of permitting or facilitating any such construction, alteration or improvements or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord. The parking rates charged by Landlord for Tenant’s parking passes shall be exclusive of any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, which taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges within ten (10) days after Tenant’s receipt of the invoice from Landlord. The parking passes provided to Tenant pursuant to this Article 23 are provided solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.

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ARTICLE 24

MISCELLANEOUS PROVISIONS

24.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

24.3 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

24.4 Short Form Lease; Financials. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) business days following the request therefor. In addition, upon request from time to time, Tenant agrees to provide to Landlord, within ten (10) business days of written request, current financial statements for Tenant, dated no earlier than one (1) year prior to such request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement. If any Guaranty is executed in connection with this Lease, Tenant also agrees to deliver to Landlord, within ten (10) days of written request, current financial statements of the Guarantor in a form consistent with the above criteria. All such financial statements will be delivered to Landlord and any such lender or purchaser in confidence and shall only be used for purposes of evaluating the financial strength of Tenant or of Guarantor, as applicable.

24.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property, the Building and/or in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease provided that Landlord assigns the Security Deposit to its successor and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Real Property and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

24.6 Prohibition Against Recording. Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

24.7 Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

24.8 Tenant’s Signs. Landlord, at Landlord’s sole cost and expense, shall provide space on the Building directory on the ground floor lobby of the Building for a listing identifying Tenant’s name and suite number. Landlord, at Landlord’s sole cost and expense, shall also install near the entry door to the Premises signage identifying Tenant’s name. All such permitted signage shall use Building standard materials and lettering. Landlord shall pay for the cost of the initial installation of such permitted signage, and Tenant shall pay for the cost of any changes thereto. Except for such identification signs and as set forth herein, Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Real Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole and absolute discretion.

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Subject to Landlord’s reasonable approval of design, location, fabrication and obtaining and maintaining all necessary approvals from all applicable governmental authorities, including but not limited to the City of San Diego, throughout the Lease Term, as the same may be extended, Tenant, at Tenant’s sole cost and expense, shall have the right to install, repair and maintain its name on one eyebrow sign on the exterior of the Building’s façade facing 7th Avenue as set forth in Exhibit B. Notwithstanding the forgoing, such right to install the eyebrow sign shall be personal to the Original Tenant and commence only following the expiration or earlier termination of and shall be subordinate to all rights of the current right holder of the eyebrow sign existing as of the date of this Lease. All signage must comply with signage criteria of the Project and shall be subject to prior written approval from Landlord. Upon the expiration or earlier termination of this Lease (or termination of any of Tenant’s right described above), Tenant shall, at Tenant’s sole cost and expense, cause all of Tenant’s signage to be remove from the exterior of the Building and shall cause such exterior to be restored to the condition existing prior to the placement of such signage. If the Tenant fails to remove such signage and to restore the exterior as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease (or termination of Tenant’s rights to Tenant’s sign), the Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed upon notice by Landlord at the sole cost and expense of Tenant.

Subject to Landlord’s reasonable approval of design, location, fabrication and obtaining and maintaining all necessary approvals from all applicable governmental authorities, including but not limited to the City of San Diego, throughout the Lease Term, as the same may be extended, Tenant, at Tenant’s sole cost and expense, shall have the right to install, repair and maintain its name on one non-exclusive monument sign on the Real Property in the landscaping area on B Street.

24.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

24.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

24.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

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24.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the ownership interest of Landlord in the Building (excluding any proceeds thereof), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

24.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

24.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building and/or in any other building and/or any other portion of the Real Property as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Real Property. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Real Property.

24.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, unanticipated governmental delays in processing permits and approvals beyond those typically experienced in the City of San Diego that are not the result of a party’s actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

24.18 Prohibited Party Transactions. Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising or related to any breach of the foregoing representation and warranty.

24.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, by nationally recognized overnight courier service or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 24.19 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

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24.20 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several. In such event it is agreed that any one of the named Tenants shall be empowered to execute any amendment to this Lease, or other document ancillary thereto and bind all of the named Tenants, and Landlord may rely on the same as if all of the named Tenants had executed such document.

24.21 Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Real Property is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

24.22 Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. The attorneys’ fee award shall not be computed in accordance with any court fee schedule but shall be such as to fully reimburse all attorneys’ fees and court costs reasonably incurred in good faith. Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default. Landlord and Tenant agree that attorneys’ fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of Section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.

24.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Real Property is located.

24.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant, and Landlord’s lender holding a lien with respect to the Building has approved this Lease and the terms and conditions hereof.

24.25 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.

24.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

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24.27 Building Name and Signage. Subject to Section 24.8, Landlord shall have the right at any time to change the name(s) of the Building and Real Property and to install, affix and maintain any and all signs on the exterior and on the interior of the Building and any portion of the Real Property as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the names of the Building or Real Property or use pictures or illustrations of the Building or Real Property in advertising or other publicity, without the prior written consent of Landlord.

24.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

24.29 Landlord’s Construction. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, Real Property, or any part thereof and that no representations or warranties respecting the condition of the Premises, the Building or the Real Property have been made by Landlord to Tenant, except as specifically set forth in this Lease. Tenant acknowledges that prior to and during the Lease Term, Landlord (and/or any common area association) will be completing construction and/or demolition work pertaining to various portions of the Building, Premises, and/or Real Property, including without limitation the Parking Facilities, landscaping and tenant improvements for premises for other tenants and, at Landlord’s sole election, such other buildings, parking facilities, improvements, landscaping and other facilities within or as part of the Project as Landlord (and/or such common area association) shall from time to time desire (collectively, the “Construction”). In connection with such Construction, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Real Property, including portions of the common areas, or perform work in the Building and/or Real Property, which work may create noise, dust or leave debris in the Building and/or Real Property. Tenant hereby agrees that such Construction and Landlord’s actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from such Construction, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from such Construction or Landlord’s actions in connection with such Construction, or for any inconvenience or annoyance occasioned by such Construction or Landlord’s actions in connection with such Construction. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to minimize the disruption to Tenant and Tenant’s operations during the school day.

24.30 Substitution of Other Premises. In order to accommodate a tenant at the Building leasing four (4) or more consecutive floors, Landlord shall have the right to move Tenant to other space in the Building on higher floors substantially comparable in size and configuration to the Premises subject to the requirements set forth in this Section 24.30, and all terms hereof shall apply to the new space with equal force. In such event, Landlord shall give Tenant no less than six (6) months’ prior written notice of Landlord’s election to so relocate Tenant and shall move Tenant’s effects to the new space at Landlord’s sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable. Landlord shall reimburse Tenant for all reasonable costs and expenses incurred by Tenant as a result of the relocation, including, without limitation, (i) the cost of moving Tenant’s telecommunications and cabling systems existing in the Premises immediately prior to the relocation, and (ii) all costs of reprinting stationery, cards and other printed material bearing Tenant’s address at the Premises. The new space shall be delivered to Tenant, at Landlord’s sole cost and expense, with improvements substantially similar to those improvements existing in the Premises at the time of Landlord’s notification to Tenant of the relocation. Base Rent and Tenant’s Share will not increase if the square footage of the new space is greater than the square footage of the Premises. The relocation must take place during a school break such that classes are not delayed or cancelled. Simultaneously with such relocation of the Premises, the parties shall immediately execute an amendment to this Lease stating the relocation of the Premises.

24.31 Counterparts; Electronic Signatures. This Lease may be executed in any number of counterparts, all of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. The parties hereto may deliver their signatures to this Lease by facsimile, electronic (portable data format) transmission, or other electronic transmission, including without limitation, DocuSign and AdobeSign (collectively, “Electronic Signatures”), which Electronic Signatures shall be deemed to be original executed signature pages binding on the party that so delivered the Electronic Signatures and admissible as if such signatures were original executed versions of this Lease. The use of Electronic Signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including, without limitation, the Electronic Signatures in Global and National Commerce Act, any state law based on the Uniform Electronic Transactions Act and the Uniform Commercial Code. In the event a signature is transmitted electronically, the party so transmitting shall deliver original signature pages as soon as reasonably possible thereafter; provided, however, that the failure to deliver such original signature pages shall not diminish the binding nature of any Electronic Signatures.

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24.32 Required Accessibility Disclosure. Landlord hereby advises Tenant that the Project has not undergone an inspection by a certified access specialist, and except to the extent expressly set forth in this Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Project in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” [Cal. Civ. Code Section 1938(e)].

Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord’s prior written consent.

LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD’S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED ORIGINAL OF THIS LEASE TO TENANT. THE DELIVERY OF A DRAFT OF THIS LEASE TO TENANT SHALL NOT CONSTITUTE AN AGREEMENT BY LANDLORD TO NEGOTIATE IN GOOD FAITH, AND LANDLORD EXPRESSLY DISCLAIMS ANY LEGAL OBLIGATION TO NEGOTIATE IN GOOD FAITH.

[SIGNATURES ON NEXT PAGE]

-34-	600 B STREET [New School of Architecture & Design]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

6TH & B STREET, LLC,
a Delaware limited liability company

By:	/s/ Anne Marie Berg
Name: Anne Marie Berg
Its Authorized Signatory

“Tenant”:

NEWSCHOOL OF ARCHITECTURE AND DESIGN LLC,
a California limited liability company

By:	/s/Chiao-Ling Hsu
Printed Name: Chiao-Ling Hsu
Its: President

600 B STREET [New School of Architecture & Design]

EXHIBIT A

OUTLINE OF FLOOR PLAN OF PREMISES

EXHIBIT A -1-	600 B STREET [New School of Architecture & Design]

EXHIBIT A -2-	600 B STREET [New School of Architecture & Design]

EXHIBIT A -3-	600 B STREET [New School of Architecture & Design]

EXHIBIT B

EYEBROW SIGNAGE

EXHIBIT B -1-	600 B STREET [New School of Architecture & Design]

EXHIBIT C

FURNITURE INVENTORY

EXHIBIT C -1-	600 B STREET [New School of Architecture & Design]

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building or Real Property.

1. Tenant shall not place any lock(s) on any door, or install any security system (including, without limitation, card key systems, alarms or security cameras), in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right to retain at all times and to use keys or other access codes or devices to all locks and/or security system within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease. Further, if and to the extent Tenant re-keys, re-programs or otherwise changes any locks at the Project, Tenant shall be obligated to restore all such locks and key systems to be consistent with the master lock and key system at the Building, all at Tenant’s sole cost and expense.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. After-hours access by Tenant’s authorized employees may be provided by hard-key, card-key access or other procedures adopted by Landlord from time to time; Tenant shall pay for the costs of all access cards provided to Tenant’s employees and all replacements thereof for lost, stolen or damaged cards. Access to the Building and/or Real Property may be refused unless the person seeking access has proper identification or has a previously arranged pass for such access. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building and/or Real Property of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or Real Property during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5. No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

EXHIBIT D -1-	600 B STREET [New School of Architecture & Design]

6. Landlord shall have the right to control and operate the public portions of the Building and Real Property, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

8. The requirements of Tenant will be attended to only upon application at the management office of the Real Property or at such office location designated by Landlord.

9. Tenant shall not disturb, solicit, or canvass any occupant of the Building or Real Property and shall cooperate with Landlord or Landlord’s agents to prevent same.

10. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

11. Tenant shall not overload the floor of the Premises. Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained; provided, however, Landlord’s prior consent shall not be required with respect to Tenant’s placement of pictures and other normal office wall hangings on the interior walls of the Premises (but at the end of the Lease Term, Tenant shall repair any holes and other damage to the Premises resulting therefrom).

12. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord.

13. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, portable coolers (such as “move n cools”) or space heaters, without Landlord’s prior written consent, and any such approval will be for devices that meet federal, state and local code.

14. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Real Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws, rules and regulations. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Real Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Laws which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

15. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building or Real Property by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.

EXHIBIT D -2-	600 B STREET [New School of Architecture & Design]

16. Tenant shall not bring into or keep within the Real Property, the Building or the Premises any animals (except those assisting handicapped persons), birds, fish tanks, bicycles or other vehicles.

17. Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

18. No cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other tenants.

19. Landlord will approve where and how telephone and telegraph wires and other cabling are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment and/or systems affixed to the Premises shall be subject to the approval of Landlord. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

20. Landlord reserves the right to exclude or expel from the Building and/or Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations or cause harm to Building occupants and/or property.

21. All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

22. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

23. Tenant at all times shall maintain the entire Premises in a neat and clean, first-class condition, free of debris. Tenant shall not place items, including, without limitation, any boxes, files, trash receptacles or loose cabling or wiring, in or near any window to the Premises which would be visible anywhere from the exterior of the Premises.

24. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, including, without limitation, the use of window blinds to block solar heat load, and shall refrain from attempting to adjust any controls. Tenant shall comply with and participate in any program for metering or otherwise measuring the use of utilities and services, including, without limitation, programs requiring the disclosure or reporting of the use of any utilities or services. Tenant shall also cooperate and comply with, participate in, and assist in the implementation of (and take no action that is inconsistent with, or which would result in Landlord, the Building and/or the Real Property failing to comply with the requirements of) any conservation, sustainability, recycling, energy efficiency, and waste reduction programs, environmental protection efforts and/or other programs that are in place and/or implemented from time to time at the Building and/or the Real Property, including, without limitation, any required reporting, disclosure, rating or compliance system or program (including, but not limited to any LEED ([Leadership in Energy and Environmental Design] rating or compliance system, including those currently coordinated through the U.S. Green Building Council).

25. Tenant shall store all its recyclables, trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of recyclables, trash and garbage in the city in which the Real Property is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes at such times as Landlord shall designate.

EXHIBIT D -3-	600 B STREET [New School of Architecture & Design]

26. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

27. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied, or when the Premises’ entry is not manned by Tenant on a regular basis.

28. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

29. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property, except under specific arrangement with Landlord.

30. Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the management office of the Real Property. Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building. Tenants shall obtain ice, drinking water, linen, barbering, shoe polishing, floor polishing, cleaning, janitorial, plant care or other similar services only from vendors who have registered with the Building office and who have been approved by Landlord for provision of such services in the Premises.

31. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

32. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority. Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the common areas, unless the common areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the common areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

33. Tenant shall not take any action which would violate Landlord’s labor contracts, or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees, or agents.

34. No tents, shacks, temporary or permanent structures of any kind shall be allowed on the Real Property. No personal belongings may be left unattended in any common areas.

35. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

EXHIBIT D -4-	600 B STREET [New School of Architecture & Design]

36. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

37. The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

PARKING RULES AND REGULATIONS

(i) Landlord reserves the right to establish and reasonably change the hours for the parking areas, on a non-discriminatory basis, from time to time. Tenant shall not store or permit its employees to store any automobiles in the parking areas without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking areas, or on the Real Property. The Parking Facilities may not be used by Tenant or its agents for overnight parking of vehicles. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide the operator with prior notice thereof designating the license plate number and model of such automobile.

(ii) Tenant (including Tenant’s agents) will use the parking spaces solely for the purpose of parking passenger model cars, small vans and small trucks and will comply in all respects with any rules and regulations that may be promulgated by Landlord from time to time with respect to the Parking Facilities.

(iii) Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iv)	All directional signs and arrows must be observed.

(v)	The speed limit shall be 5 miles per hour.

(vi)	Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

(vii)	Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)	areas not striped for parking
(b)	aisles
(c)	where “no parking” signs are posted
(d)	ramps
(e)	loading zones

(viii) Parking stickers, key cards or any other devices or forms of identification or entry supplied by the operator shall remain the property of the operator. Such device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking passes and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

(ix)	Parking managers or attendants are not authorized to make or allow any exceptions to these Rules.

(x)	Every parker is required to park and lock his/her own car.

(xi) Loss or theft of parking pass, identification, key cards or other such devices must be reported to Landlord and to the parking manager immediately. Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen passes and devices found by Tenant, or its employees must be reported to the office of the parking manager immediately.

EXHIBIT D -5-	600 B STREET [New School of Architecture & Design]

(xii) Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

(xiii) Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Rules.

(xiv) Neither Landlord nor any operator of the Parking Facilities within the Project, as the same are designated and modified by Landlord, in its sole discretion, from time to time will be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the Parking Facilities, resulting from fire, theft, vandalism, accident, conduct of other users of the Parking Facilities and other persons, or any other casualty or cause. Further, Tenant understands and agrees that: (i) Landlord will not be obligated to provide any traffic control, security protection or operator for the Parking Facilities; (ii) Tenant uses the Parking Facilities at its own risk; and (iii) Landlord will not be liable for personal injury or death, or theft, loss of or damage to property. Tenant indemnifies and agrees to hold Landlord, any operator of the Parking Facilities and their respective agents harmless from and against any and all claims, demands, and actions arising out of the use of the Parking Facilities by Tenant and its agents, whether brought by any of such persons or any other person.

(xv) Tenant will ensure that any vehicle parked in any of the parking spaces will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline. If any of the parking spaces are at any time used: (i) for any purpose other than parking as provided above; (ii) in any way or manner reasonably objectionable to Landlord; or (iii) by Tenant after default by Tenant under the Lease, Landlord, in addition to any other rights otherwise available to Landlord, may consider such default an event of default under the Lease.

(xvi) Tenant’s right to use the Parking Facilities will be in common with other tenants of the Project and with other parties permitted by Landlord to use the Parking Facilities. Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord, provided that Tenant’s rights under the Lease are preserved. Landlord will not be liable to Tenant for any unavailability of Tenant’s designated spaces, if any, nor will any unavailability entitle Tenant to any refund, deduction, or allowance. Tenant will not park in any numbered space, or any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).

(xvii) If the Parking Facilities are damaged or destroyed, or if the use of the Parking Facilities is limited or prohibited by any governmental authority, or the use or operation of the Parking Facilities is limited or prevented by strikes or other labor difficulties or other causes beyond Landlord’s control, Tenant’s inability to use the parking spaces will not subject Landlord or any operator of the Parking Facilities to any liability to Tenant and will not relieve Tenant of any of its obligations under the Lease and the Lease will remain in full force and effect. Tenant will pay to Landlord upon demand, and Tenant indemnifies Landlord against, any and all loss or damage to the Parking Facilities, or any equipment, fixtures, or signs used in connection with the Parking Facilities and any adjoining buildings or structures caused by Tenant or any of its agents.

(xviii) Tenant has no right to assign or sublicense any of its rights in the parking passes, except as part of a permitted assignment or sublease of the Lease; however, Tenant may allocate the parking passes among its employees.

(xix) Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees or guests. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building and/or Real Property. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and Real Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D -6-	600 B STREET [New School of Architecture & Design]

EXHIBIT E

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned, as Tenant under that certain Office Lease (the “Lease”) made and entered into as of _________________________,___ and between________________________, a __________________________________as Landlord, and the undersigned as Tenant, for Premises on the _____________________(______) floor(s) of the Building located at _____________________________________hereby certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and the Lease Term commenced on ___________.

3. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

4. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

5. Tenant shall not modify the documents contained in Exhibit A or prepay any amounts owing under the Lease to Landlord in excess of thirty (30) days without the prior written consent of Landlord’s mortgagee.

6. The Lease Term expires on _________________.

7. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.

8. No rental has been paid in advance and no security has been deposited with Landlord except as provided in the Lease.

9. As of the date hereof, there are no existing defenses or offsets that the undersigned has, which preclude enforcement of the Lease by Landlord.

10. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________________. The current monthly installment of Base Rent is $_____________.

11. The undersigned acknowledges that this Estoppel certificate may be delivered to Landlord’s prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, prospective mortgagee, or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this certificate is a condition of making of the loan or acquisition of such property.

12. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Building is located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

EXHIBIT E -1-	600 B STREET [New School of Architecture & Design]

Executed at ________________on the _____day of ____________, ______.

“Tenant”
a

By:
Printed Name

Its:

By:
Printed Name:

Its:

EXHIBIT E -2-	600 B STREET [New School of Architecture & Design]

EXHIBIT F

EARLY ACCESS PERIOD INSURANCE

EXHIBIT F -1-	600 B STREET [New School of Architecture & Design]

EXTENSION OPTION RIDER

This Extension Option Rider (“Extension Rider”) is made and entered into by and between 6TH & B STREET, LLC, a Delaware limited liability company (“Landlord”), and NEWSCHOOL OF ARCHITECTURE AND DESIGN LLC, a California limited liability company (“Tenant”), and is dated as of the date of the Office Lease (“Lease”) by and between Landlord and Tenant to which this Extension Rider is attached. The agreements set forth in this Extension Rider shall have the same force and effect as if set forth in the Lease. To the extent the terms of this Extension Rider are inconsistent with the terms of the Lease, the terms of this Extension Rider shall control.

1. Option Right. Landlord hereby grants Tenant one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”), which option shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below. Upon the proper exercise of such option to extend, the Lease Term shall be extended for the Option Term.

2. Option Rent. The annual Base Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the greater of (i) the annual Base Rent payable during the last year of the initial Lease Term, or (ii) the Fair Market Rental Rate for the Premises. As used herein, the “Fair Market Rental Rate” shall mean the annual Base Rent at which non-equity tenants, as of the commencement of the Option Term, will be leasing non-sublease, non-equity, unencumbered space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Building and in other comparable first-class mid-rise office buildings located in the Downtown San Diego, California market area, taking into consideration all base rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the Option Term (including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Premises during the Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the Premises as of the commencement of the Option Term). All other terms and conditions of the Lease shall apply throughout the Option Term; however, Tenant shall, in no event, have the option to extend the Lease Term beyond the Option Term described in Section 1 above.

3. Exercise of Option. The option contained in this Extension Rider shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the initial Lease Term stating that Tenant may be interested in exercising its option; (ii) Landlord, after receipt of Tenant’s Interest Notice, shall deliver notice (the “Option Rent Notice”) to Tenant within thirty (30) days after Landlord’s receipt of the Interest Notice setting forth Landlord’s determination of the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date (the “Exercise Date”) which is fifteen (15) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering written notice (“Exercise Notice”) thereof to Landlord. Tenant’s failure to deliver the Interest Notice or Exercise Notice on or before the applicable delivery dates therefor specified hereinabove, shall be deemed to constitute Tenant’s waiver of its extension right hereunder.

4. Determination of Option Rent. Tenant shall have no right to object to Landlord’s determination of the Option Rent provided by Landlord, and if Tenant disagrees with such determination but Landlord and Tenant are unable to resolve such disagreement as to the Option Rent prior to the Exercise Date, then either (i) Tenant shall accept Landlord’s determination of the Option Rent by exercising its option to extend the Lease Term by delivering Tenant’s Exercise Notice to Landlord on or before the Exercise Date, or (ii) Tenant shall be deemed to have relinquished its option to extend the Lease Term, in which event Tenant’s option to extend the Lease Term shall be null and void as of the Exercise Date, and Landlord and Tenant shall have no further liability to the other under this Extension Rider.

5. Suspension of Right to Extend Lease Term. Notwithstanding anything in the foregoing to the contrary, at Landlord’s option, and in addition to all of Landlord’s remedies under the Lease, at law or in equity, the right to extend the Lease Term hereinabove granted to Tenant shall not be deemed to be properly exercised if, as of the date Tenant delivers the Exercise Notice or as of the end of the initial Lease Term, Tenant is in default under this Lease beyond any applicable notice and cure periods. In addition, Tenant’s right to extend the Lease Term is personal to the Original Tenant, including any Permitted Transferees pursuant to Section 14.1 of the Lease, and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than the Original Tenant, including such Permitted Transferees, as the case may be, and shall only be available to and exercisable by the Tenant, or such Permitted Transferee, when the Original Tenant, including any Permitted Transferee, occupies the entire Premises as of the date of Tenant’s delivery of the Exercise Notice.

EXHIBIT F -2-	600 B STREET [New School of Architecture & Design]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be Extension Rider to be executed the day and date of the Lease.

“Landlord”:	6TH & B STREET, LLC,
a Delaware limited liability company

	By:	/s/ Anne Marie Berg
Name: Anne Marie Berg
Its Authorized Signatory

NEWSCHOOL OF ARCHITECTURE AND DESIGN LLC,
“Tenant”:	a California limited liability company

	By:	/s/ Chiao Ling Hsu

Printed Name: Chiao-Ling Hsu
Title: President

EXHIBIT F -3-	600 B STREET [New School of Architecture & Design]